Money Manager Agreement
      This agreement (the Agreement) is between TIFF
Investment Program (TIP), a Delaware statutory trust, for its
TIFF Multi-Asset Fund (the Fund) and Amundi Smith
Breeden, LLC (the Manager), a registered investment
adviser under the Investment Advisers Act of 1940, as
amended (the Advisers Act), and is effective as of
November 12, 2015 (the Effective Date).
Recitals
      TIP is an open-end management investment
company registered under the Investment Company Act of
1940, as amended (the 1940 Act); and
      TIP wishes to retain the Manager to render advisory
services to the Fund and the Manager is willing to render
those services.
The parties therefore agree as follows:
1.	Managed Assets

      The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets may be placed in one or more separately managed accounts (each, a Managed Account), and each Managed Account may be changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals. All assets placed in such Managed Accounts are referred to in this Agreement collectively as the Managed Assets. The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.	Appointment and Powers of Manager; Investment
Approach

      (a)	         Appointment. TIP, acting on behalf of
the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).
(b)	Powers. Subject to the supervision of the board of
trustees of TIP and subject to
the supervision of TIFF Advisory Services, Inc. (TAS) as
Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund grants, the Manager authority to:

(i)	acquire (by purchase, exchange,
subscription, or otherwise), to hold,
and to dispose of (by sale,
exchange, or otherwise) securities
and other investments;

(ii)	determine what portion of the
Managed Assets will be held uninvested;	and

(iii)	enter into such agreements and make such representations
(including
representations regarding the
purchase of securities for investment)
as may be necessary or proper in
connection with the performance by
the Manager of its duties hereunder.

      (c)	Power of Attorney. To enable the Manager
to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

      (d)	Voting. The Manager shall be authorized
to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

      (e)	Independent Contractor. Except as
expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

      (f)	Reporting. The Manager shall furnish to
TIP upon reasonable request such information that TIP
may reasonably require to complete documents, reports,
or regulatory filings.
3.	Requirements; Duties
(a)	         Requirements. In performing services for
the Fund and
otherwise discharging its obligations under this Agreement,
the Manager shall
act in conformity with the following requirements
(the "Requirements"):
 (i)	the 1940 Act, the Internal
Revenue Code of 1986, as
amended, and all other applicable
federal and state laws and regulations
which apply to the Manager in
conjunction with performing services
for the Fund, if any;
(ii)	TIPs Registration Statement under
the 1940 Act and the Securities Act
of 1933, as amended, on Form N-
lA as filed with the Securities and
Exchange Commission relating to
the Fund and the shares of
common stock in the Fund, as such
Registration Statement may be
amended from time to time (the
Registration Statement);
(iii)	the Managers Investment
Guidelines for each Managed
Account, which may be amended
from time to time through mutual
agreement by TAS and the Manager;
(iv)	written instructions and directions of
the board of trustees of TIP; and
(v)	written instructions and directions of
TAS.

      (b)	Responsibility with Respect to Actions of
Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such
Requirements: (i) to the extent that such compliance is within the Managers Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund or TAS may reasonably specify to effect compliance.

      (c)	Responsibility with Respect to Performance
of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4.	 	Recordkeeping and Reporting
      (a)	Records. The Manager shall maintain
proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-
1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Funds request. Upon termination of this Agreement, the Manager shall promptly return records that are the Funds property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

      (b)	Reports to Custodian. The Manager shall
provide to the Funds custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

      (c)	Other Reports. The Manager shall render to
the board of trustees of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.	 	Purchase and Sale of Securities
(a)	Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration
Statement. Neither the Manager nor any of its officers, employees, or any of its affiliated persons, as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

      (b)	Aggregating Orders. On occasions when the
Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.
In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6.		Management Fees; Expenses

      (a)	       Management Fees. Schedules I-A, I-B, and
I-C attached hereto set out the fees to be paid by the Fund to the Manager for the respective Managed Accounts. In the case of the Managed Account that falls under Schedule I-A, fees will be paid by the Fund to the Manager each month, on or before the last business day of the month that follows the end of the month to which the fee relates and the applicable fee rate will be applied to the average daily net asset value of the Managed Assets of the relevant Managed Account for the applicable month, computed as described in the Funds
Registration Statement. In the case of the Managed
Account that falls under Schedule I-B, fees will be paid by the Fund to the Manager each month on or before the last business day of the month that follows the end of each rolling 12-month measurement period, as applicable, and the applicable fee rate will be applied to the average daily net asset value of the Managed Assets of the relevant
Managed Account for the rolling 12-month measurement period, computed as described in the Funds
Registration Statement and in Schedule I-B, and the result divided by 12 to determine the fee payable for each month.
In the case of Managed Accounts that fall under Schedule I-
C, fees will be paid by the Fund to the Manager each month on or before the last business day of the month that follows the end of the period to which the fee relates as set out in
Schedule 1-C.

      (b) Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Manager shall not have responsibility for calculating the Net Asset
Value of the Funds portfolio, but must daily review the pricing of the Managed Assets. The Fund shall be responsible for its own fees and expenses; provided, however, that expenses set forth in the following sentence shall be paid out of the Managed Assets. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (1) custodial transaction fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.	Non-Exclusivity of Services
      The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Managers other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Managers affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

8.	Liability

      The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement.

      TIP understands that certain provisions of this Agreement including, without limitation, this section of this Agreement, may serve to limit the potential liability of the Manager. TIP has had the opportunity to consult with Manager as well as, if desired, its professional advisors and legal counsel as to the effect of these provisions. TIP further understands that certain federal and state securities laws including, but not limited to, the Advisers Act, may impose liability or allow for legal remedies even where the Manager has acted in good faith and that the rights under those laws may be non-waivable. Nothing in this Agreement shall, in any way, constitute a waiver or limitation by TIP of any rights which may not be so limited or waived in accordance with applicable law.

9.	Representations

      (a)	The Manager hereby represents to the
Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

      (b)	The Manager represents that it complies in
all material respects with all applicable laws, both federal and state.

      (c)	TIP hereby represents to the Manager that
it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

      (d)	TIP acknowledges receipt of Parts 2A and B
of the Managers Form ADV and Commodity Trading Advisor
(CTA) Disclosure Document (if applicable).

      (e)	TIP represents that TIP and the Fund are in
full compliance with all applicable state and federal securities laws and regulations.

10.	Term

      This Agreement shall continue in effect for a period of one (1) year from the date hereof and shall thereafter be automatically renewed for successive periods of one
(1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of trustees of TIP or by a vote of a majority of the Funds outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days written notice from the terminating party and on the date specified in the notice of termination.

      This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Amendment

      Except as otherwise provided in this Agreement,
this Agreement may be amended by mutual consent,
but the consent of the Fund must be approved in
conformity with the requirements of the 1940 Act and
any order of the Securities and Exchange Commission
that may address the applicability of such requirements in
the case of the Fund.
12.	Notices

      Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or three days after mailing registered mail postage prepaid as follows:

Fund:		TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn: General Counsel
170 N. Radnor Chester Road, Suite 300
200 Barr Harbor Drive, Suite 100
Radnor, PA 19087
Fax: 610-684-8080


Manager:	Amundi Smith Breeden, LLC
      280 South Mangum Street, Suite 301
      Durham, NC 27701
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Fax: 919-933-3356

Each party may change its address by giving notice as herein required.

13.	Sole Instrument

      This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.	Counterparts

      This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.	Applicable Law
      This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.	Confidential Information
      Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (Confidential Information).
      No party may use or disclose to others Confidential
Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY
FUTURES TRADING COMMISSION IN CONNECTION WITH
ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS
AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT
BEEN, FILED WITH THE COMMISSION.  THE COMMODITY
FUTURES TRADING COMMISSION DOES NOT PASS UPON
THE MERITS OF PARTICIPATING IN AN ADVISORY
PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF
THE COMMODITY TRADING ADVISER DISCLOSURE.
CONSEQUENTLY, THE COMMODITY FUTURES TRADING
COMMISSION HAS NOT REVIEWED OR APPROVED THIS
ADVISORY PROGRAM OR THIS AGREEMENT.



IN WITNESS WHEREOF, the parties hereto execute this
Agreement on and make it effective on the Effective Date
specified in the first paragraph of this Agreement.
On behalf of Fund by
TIFF Investment Program
____/s/ Kelly
Lundstrom________________
Signature
__Kelly Lundstrom, Vice
President________
Print Name/Title
On behalf of Amundi
Smith Breeden, LLC

______/s/ Aimee
Harmelink_____________
Signature
_ Aimee Harmelink,
Managing Director___
Print Name/Title









Schedule I-A
Dated as of November 12, 2015

to the
Money Manager Agreement (the Agreement)
Dated as of November 12, 2015

between
Amundi Smith Breeden, LLC (the Manager) and
TIFF Investment Program for its TIFF Multi-Asset Fund (the Fund)


	This fee schedule shall apply to the Managed Account generally referred to by the parties as the beta account with a mandate focused on US Treasury obligations, which Managed
Account may be comprised of one or more subaccounts.

	As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee according to the following formula:

	First $500 million of assets:  		0.03% per
annum
       Assets over $500 million: 		0.02% per
annum

 Average daily net assets of the Managed Account for which compensation is calculated under this Schedule I-A.

	The fee shall be prorated for any period that is less than a full calendar month.
	All capitalized terms used but not defined in this
Schedule I-A shall have the meanings ascribed to them in the Agreement.

Schedule I-B
Dated as of November 12, 2015

 to the
Money Manager Agreement (the Agreement)
Dated as of November 12, 2015

between
Amundi Smith Breeden, LLC (the Manager) and
TIFF Investment Program for its TIFF Multi-Asset Fund (the Fund)


	This fee schedule shall apply to the Managed Account generally referred to by the parties as the low alpha account. The Managed Account to which this fee schedule shall apply has a mandate focused on US Treasury Inflation Protected Securities supplemented by an overlay portfolio of high quality credits designed to produce modest excess returns.

Note: This new Agreement has been entered into following a termination resulting from an assignment of the previous agreement between the parties, dated as October 1, 2013, and shall not be considered an early termination under the provisions of the previous agreement. The compensation and fee schedule that were in effect at the time of the termination of the previous agreement and the compensation and fee schedule set forth herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though there was no termination.

	As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee according to the following formula:

First $200 million of assets:		10 + .200 x (Excess
Return - 15 basis points)
Assets over $200 million:		5 + .200 x (Excess
Return - 15 basis points)

Floor:		10 basis points (5 basis points on assets over
$200 million)
Cap:	 	85 basis points
Fulcrum:	48 basis points at 205 basis points Excess
Return (assets less than $200 million)

 Average daily net assets of the Managed Account for which compensation is calculated under this Schedule I-B (Schedule I-B
Assets) for each month over rolling 12-month month periods.

	For purposes of this fee calculation, Excess Return is the amount by which the actual gross total return of the Schedule I-
B Assets exceeds the Benchmark total return, measured over rolling 12-month periods. The Benchmark shall be the Barclays
US Government Inflation-Linked Bonds Index Total Return (the
TIPS Benchmark), or its successors.
	If the Manager ceases to render services hereunder at any time during, and before the last day of, any calendar month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Floor
(prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Fund on or before the last day of the month following the month in which the Manager ceased to render services hereunder.
       All capitalized terms used but not defined in this
Schedule I-B shall have the meanings ascribed to them in the Agreement.


Schedule I-C
Dated as of November 12, 2015

to the
Money Manager Agreement (the Agreement)
Dated as of November 12, 2015


between
Amundi Smith Breeden, LLC (the Manager) and
TIFF Investment Program for its TIFF Multi-Asset Fund (the Fund)

	This fee schedule shall apply to Managed Accounts designated from time to time, and generally referred to, by the parties as high alpha accounts. The initial Managed Account to which this fee schedule shall apply has a mandate focused on securitized credit opportunities, with primary emphasis in agency and non-agency securitized credit instruments backed
by residential and commercial mortgages.    Other mandates
might focus on securitized credits, corporate credits, US government and agency obligations or other sectors within the fixed income market.

Note: This new Agreement has been entered into following a termination resulting from an assignment of the previous agreement between the parties, dated as of October 1, 2013, and shall not be considered an early termination under the provisions of the previous agreement. The compensation and fee schedule that were in effect at the time of the termination of the previous agreement and the compensation and fee schedule set forth herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though there was no termination.

	As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the
Investment Management Fee) plus (ii) a performance based fee
(the Performance Based Fee), each as described below.

Capitalized terms used throughout this schedule shall have the meanings given to them in the Agreement unless otherwise defined herein.


Investment Management Fee: The Fund will pay the Manager an asset based fee equal to the Base Fee Rate multiplied by the Managed Account assets, calculated monthly and based the aggregate average daily net assets of the Managed Accounts for which compensation is calculated under this Schedule I-C for the month to which the fee relates. The Investment
Management Fee with respect to any Managed Account will be prorated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee: For each Calculation Period, the Performance Based Fee will be equal to 10 percent of the Performance Fee Accrual Account at the end of the Calculation Period if the Performance Fee Accrual
Account is equal to or greater than 4.8 percent of the aggregate Managed Account assets for which compensation is calculated under this Schedule I-C as of the end of the Calculation Period. If the Performance Fee Accrual Account is less than 4.8 percent of such aggregate Managed Account assets but greater than zero as of the end of the Calculation Period, the Performance Based Fee will be equal to 2.5 percent of the Performance Fee Accrual Account. If the Performance Fee Accrual Account is a negative dollar amount as of the end of the Calculation Period, the Performance Based Fee will be zero. The Performance
Based Fee shall be payable monthly, in arrears, in the month that follows the Calculation Period or, in the event of a complete withdrawal of Managed Account assets, in the month that follows such withdrawal. In the event of a complete withdrawal of Managed Account assets, the final Performance Based Fee will be equal to the entire Performance Fee Accrual Account, if such Account contains a positive balance. In the event of a complete withdrawal of Managed Account assets at a time when the Performance Fee Accrual Account contains a negative balance, the final Performance Based Fee will be zero.


Definitions Related to the Calculation and Payment of the Investment Management Fee:

Base Fee Rate: The Base Fee Rate is a blended rate calculated by applying:
			0.30% per annum on the first
$200,000,000 of TIFF Assets;
			0.25% per annum on all TIFF Assets in
excess of $200,000,000;
summing the result of each calculation
and dividing by TIFF Assets to
determine an effective fee rate, which
shall be the Base Fee Rate.

TIFF Assets: TIFF Assets for any period means the assets in any Managed Account managed pursuant to this Agreement plus all other assets of funds advised by TIFF Advisory Services, Inc., or its affiliates that are managed by the Manager or its affiliates under a high alpha account designation. The value of the assets used for purposes of this definition will be the value as defined under the Money Manager Agreement applicable to such assets.

Definitions Related to the Calculation and Payment of the Performance Based Fee:

Calculation Period: Calculation Period means each calendar month. In the event of a complete withdrawal, the final
Calculation Period shall be the period that commences on first day of the month of withdrawal and ends on the date of complete withdrawal, even though less than a full month.

Effective Date: The Effective Date is the date on which the Fund has first placed assets with the Manager.

Hurdle: The Hurdle is defined as total return of 1 month LIBOR for the Calculation Period + (235 basis points/12) starting net asset value of the Managed Account assets as of the first day of the Calculation Period. The Hurdle is a USD amount and shall be calculated separately for each Managed Account that falls under this Schedule I-C. In the event of contributions to or withdrawals from the Managed Account assets, the Hurdle shall be pro-rated with respect to the Managed Account assets held for less than a full calendar month. Note: The total return of 1 month LIBOR can be obtained using the Bloomberg Ticker LUS1.

Net Appreciation: Net Appreciation means the excess, if any, of the ending net asset value of the Managed Account assets as of the last day of the applicable Calculation Period over the beginning net asset value of the Managed Account assets as of the first day of the applicable Calculation Period. The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation
Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period. Net
Appreciation is a USD amount. Net Appreciation shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Net Depreciation: Net Depreciation means the excess, if any, of the beginning net asset value of the Managed Account assets as of the first day of the applicable Calculation Period over the ending net asset value of the Managed Account assets as of the last day of the applicable Calculation Period. The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation
Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period. Net Depreciation is a USD amount. Net Depreciation shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Incentive: For each Calculation Period, the Incentive is equal to 20% (Net Appreciation or Net Depreciation - Investment
Management Fee - Hurdle). Incentive is a USD amount and may result in a positive or negative product. The Incentive shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Performance Fee Accrual Account:   This account is a single,
cumulative memo account into which (i) the Incentive of each Managed Account that falls under Schedule I-C is credited, if positive, or debited, if negative, for each Calculation Period and
(ii) the Performance Based Fee, if any, is withdrawn each Calculation Period.

	All capitalized terms used but not defined in this
Schedule I-C shall have the meanings ascribed to them in the Agreement.
Execution copy

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